CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post Effective Registration Statement on Form N-1A of the Northern Lights Fund Trust. Such reference is included in the Prospectus and Statement of Additional Information of Leader Short-Term Bond Fund and Leader Total Return Fund under “Independent Registered Public Accounting Firm.”

     BBD, LLP

Philadelphia, Pennsylvania

March 27, 2012